Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2014, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Einstein Noah Restaurant Group, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Einstein Noah Restaurant Group, Inc. and subsidiaries on Forms S-8 (File No. 333-133531, effective April 25, 2006; File No. 333-140791, effective February 20, 2007; File No. 333-142573, effective May 3, 2007; File No. 333-156663, effective January 9, 2009; File No. 333-161512, effective August 24, 2009, File No. 333-173971, effective May 6, 2011) and on Form S-3 (File No. 333-187621, effective March 29, 2013).

/s/ GRANT THORNTON LLP

Denver, Colorado

February 27, 2014